Exhibit 99.1


FOR IMMEDIATE RELEASE


Media:           Brad Burns                   Bill White
                 WorldCom                     Sprint
                 800.644.NEWS                 913.624.2226

Investors:       Scott Hamilton               Kurt Fawkes
                 WorldCom                     Sprint
                 601.460.5111                 913.624.2268


                  WORLDCOM, SPRINT TERMINATE MERGER AGREEMENT

Clinton, Miss. and Kansas City, Mo., July 13, 2000 - WorldCom and Sprint today announced that the boards of directors of both companies have acted to terminate their merger agreement.

The companies mutually agreed that the set of conditions ultimately demanded by the U.S. Department of Justice would compromise the customer and financial benefits of the merger. Because the Justice Department asserted it could not be prepared to go to trial on its theories regarding the merger before next year, the companies decided it was not in the best interest of shareholders, customers and employees to pursue protracted litigation. As the companies have mutually agreed to terminate their merger agreement, no break-up fee will be incurred by either company.

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WorldCom (NASDAQ: WCOM) is a global leader in "all-distance" communications services with operations in more than 65 countries. Revenues in 1999 were $37 billion, with more than $15 billion from high-growth data, Internet and international services. WorldCom provides facilities-based and fully integrated services to facilitate e-business and e-commerce in the digital generation. For more information go to http://www.wcom.com.
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Sprint is a global communications company - at the forefront of integrating long distance, local and wireless communications services. Sprint built and operates the United States' first nationwide all-digital, fiber-optic network and is a leader in advanced data communications services. Sprint has $20 billion in annual revenues and serves more than 20 million business and residential customers. Sprint is traded on the NYSE under FON and PCS. For the latest updates on Sprint, check http://www.sprint.com.
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